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                                                               Exhibit 10(oo)(1)

Exhibit 10(oo)(1)
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                      Terms of Promotion for Keith Price
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     In light of Mr. Prices' change of status, the Company has agreed that the term of his employment with the Company will be extended for a period of two years commencing August 5, 1998, rather than the one-year period stated in Mr. Price's Employment Agreement.

     In consideration of Mr. Price's agreement to take on the additional responsibilities of Chief Executive Officer, the Company has agreed, subject to approval of the Board's Compensation and Human Resources Committee, that the Company will grant to Mr. Price non-qualified stock options under the Company's Stock Incentive Plan to purchase an additional 50,000 shares of the Company's common stock at a purchase price equal to the average of the closing prices of the Company's common stock on the New York Stock Exchange on each of the twenty days ending on November 3, 1998 ($1.24). The terms of these additional options will be as follows:

(a)  Option Term.  The options will expire three years from the November 4, 1998
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     date of grant.

(b)  Vesting.  Fifty percent of the options will vest on May 4, 1999, and fifty
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     percent will vest on November 4, 1999, provided that Mr. Price continues to
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     serve as the Company's Chief Executive Officer on such dates.  In addition, the options will vest on the date (i) of a change of control reportable by the Company on SEC Form 8-K or (ii) the Company closes a sale of all or substantially all of its assets.

(c)  Exercise.  Subject to applicable securities laws and regulations, all
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     vested options are exercisable at any time after they vest and prior to the expiration of their exercise.